Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Select Comfort Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-70493, No. 333-79157, No. 333-74876, No. 333-84329, No. 333-80755, No. 333-85914, and No. 333-118329) on Form S-8 of Select Comfort Corporation and subsidiaries of our reports dated February 26, 2008, with respect to the consolidated balance sheets of Select Comfort Corporation and subsidiaries as of December 29, 2007 and December 30, 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 29, 2007, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 29, 2007, which reports appear in the December 29, 2007 annual report on Form 10-K of Select Comfort Corporation.

Minneapolis, Minnesota

February 26, 2008